EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

ENCORE MEDICAL CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (“DGCL”), the undersigned, pursuant to the provisions of the DGCL, does hereby certify and set forth as follows:

FIRST, The name of the corporation is ENCORE MEDICAL CORPORATION

SECOND: The amendment to the first sentence of the FOURTH Article of the corporation’s Certificate of Incorporation to be effected hereby is as follows:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 101,000,000, of which 100,000,000 shall be Common Stock of the par value of $0.001 per share, and 1,000,000 shares shall be Preferred Stock of the par value of $0.001 per share.”

THIRD: That the amendments effected herein were authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of stockholders pursuant to Section 242 of the DGCL.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 4th day of December, 2003.

By:	/s/ Harry L. Zimmerman

Name:	Harry L. Zimmerman
Title:	Executive Vice President & General Counsel